As filed with the Securities and Exchange Commission on May 31, 2017

Registration No. 333- 201507

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333- 201507

UNDER

THE SECURITIES ACT OF 1933

STONEGATE MORTGAGE CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	34-1194858
(State of Incorporation)	(IRS Employer Identification No.)

9190 Priority Way West Drive, Suite 300

Indianapolis, Indiana 46240

(317) 663-5100

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Carrie Preston

Chief Financial Officer of Stonegate Mortgage Corporation

9190 Priority Way West Drive, Suite 300

Indianapolis, Indiana 46240

(317) 663-5100

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to Registration Statement No. 333-201507 on Form S-3 (the “Registration Statement”) originally filed by Stonegate Mortgage Corporation, an Ohio corporation (the “Registrant”), with the Securities and Exchange Commission on January 14, 2015. The Company has filed this Post-Effective Amendment on Form S-3 to deregister all of the securities that remain unsold under the Registration Statement, and to terminate the Registration Statement.

On January 26, 2017, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 26, 2017, with Home Point Financial Corporation, a New Jersey corporation (“Home Point”), and Longhorn Merger Sub, Inc., an Ohio corporation and wholly owned subsidiary of Home Point (“Merger Sub”). Pursuant to the Merger Agreement, on May 31, 2017, Merger Sub merged with and into the Registrant, with the Registrant as the surviving entity (the “Merger”).

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the above referenced Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement, the Registrant hereby removes and withdraws from registration all securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Indianapolis and State of Indiana on the 31st day of May, 2017.

STONEGATE MORTGAGE CORPORATION

By:	/s/ William Newman
Name:	William Newman
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.